Exhibit A

(As of August 22, 2023)

Funds	Effective Date
First Trust Dow Jones Select MicroCap IndexSM Fund	September 24, 2005
First Trust Morningstar® Dividend LeadersSM Index Fund	March 15, 2006
First Trust NASDAQ-100 Equal Weighted IndexSM Fund	April 25, 2006
First Trust NASDAQ-100-Technology Sector IndexSM Fund	April 25, 2006
First Trust US Equity Opportunities ETF	April 13, 2006
First Trust NYSE Arca Biotechnology Index Fund	June 23, 2006
First Trust Dow Jones Internet IndexSM Fund	June 23, 2006
First Trust Capital Strength ETF	July 11, 2006
First Trust Value Line® Dividend Index Fund	October 13, 2006
First Trust NASDAQ-100 Ex-Technology Sector IndexSM Fund	February 14, 2007
First Trust NASDAQ® Clean Edge® Green Energy Index Fund	February 14, 2007
First Trust S&P REIT Index Fund	May 4, 2007
First Trust Natural Gas ETF	May 7, 2007
First Trust Water ETF	May 7, 2007
First Trust NASDAQ ABA Community Bank Index Fund	June 1, 2009
First Trust Dow 30 Equal Weight ETF	July 20, 2017
First Trust Lunt U.S. Factor Rotation ETF	July 20, 2018
FT Cboe Vest Gold Strategy Quarterly Buffer ETF	January 15, 2021
FT Cboe Vest Gold Strategy Target Income ETF	February 24, 2021
First Trust Growth Strength ETF	October 20, 2022
First Trust Indxx Advanced Aerospace & Defense ETF	October 20, 2022
First Trust Bloomberg Inflation Sensitive Equity ETF	March 9, 2023
First Trust S&P 500 Diversified Free Cash Flow ETF	August 22, 2023